Exhibit 10.1
                                                                    ------------

                            ASSET PURCHASE AGREEMENT

                                      among

                          FRANKLIN CAPITAL CORPORATION

                                  ("Franklin")

                         EXCELSIOR RADIO NETWORKS, INC.

                                (the "Purchaser")



                                       and

                         DIAL COMMUNICATIONS GROUP, INC.

                                       and

                          DIAL COMMUNICATIONS GROUP LLC

                          (collectively, the "Sellers")







                                                             As of April 1, 2002

                            ASSET PURCHASE AGREEMENT

         This ASSET PURCHASE AGREEMENT, is entered into as of April 1, 2002, by and among Dial Communications Group, Inc., a New York corporation ("DCGI"), and Dial Communications Group LLC, a New York limited liability company ("DCGLLC" and, together with DCGI, the "Sellers"), Franklin Capital Corporation, a Delaware corporation ("Franklin"), and Excelsior Radio Networks, Inc., a Delaware corporation (the "Purchaser" and, together with Franklin, the "Purchaser Parties").

                                    RECITALS

         WHEREAS, Sellers are engaged in the business of selling advertising relating to radio programming (the "Business"); and

         WHEREAS, Sellers have concluded that it would be in their collective best interests if Sellers sold all of their assets to Purchaser other than their Excluded Assets (as defined herein); and

         WHEREAS, Purchaser is engaged in the businesses of selling advertising relating to radio programming and the production and distribution of radio programming; and

         WHEREAS, Purchaser is a majority-owned subsidiary of Franklin; and

         WHEREAS, Purchaser desires to purchase from Sellers, and Sellers desire to sell to Purchaser, substantially all of Sellers' assets, subject to the terms and conditions set forth in this Agreement; and

         WHEREAS, immediately prior to the closing of the transactions contemplated herein, Purchaser will assign, along with certain other assets and liabilities as contemplated hereby, all of its rights and obligations hereunder to a newly formed wholly-owned subsidiary of Purchaser.

         NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, AGREE AS FOLLOWS:

1.       Definitions.

         "Additional Consideration" shall have the meaning set forth in Section
3.2 hereof.

         "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

         "Agreement" shall mean this Asset Purchase Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits and schedules hereto or thereto, and shall refer to such agreement as the same may be in effect at the time such reference becomes operative.

         "Assets" shall have the meaning set forth in Section 2 hereof.

         "Assumed Contracts" shall have the meaning set forth in Section 6.10 hereof.

         "Assumed Liabilities" shall have the meaning set forth in Section 4 hereof.

         "Basket" shall have the meaning set forth in Section 16.4 hereof.

         "Business" shall have the meaning set forth in the recitals to this Agreement.

         "Business' 2002 EBITDA" shall have the meaning set forth in Section
3.2.1 hereof.

         "Change" shall mean Change Technology Partners, Inc.

         "Change in Control" shall mean (a) any merger or consolidation (x) involving either Purchaser Party (or any Affiliate of either Purchaser Party if such Affiliate owns all or substantially all of the assets of Purchaser Parties broadcast radio business) and (y) in which more than fifty percent (50%) of the voting stock or other voting equity securities of the surviving entity following such merger or consolidation is beneficially owned by a Person or Persons other than the holders of voting stock or other voting equity securities of such Purchaser Party or Affiliate immediately prior to such merger or consolidation,
(b) the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the broadcast radio assets of such Purchaser Party or such Affiliate specified in clause (a) to a Person of which more than fifty percent (50%) of the voting stock or other voting securities is beneficially owned by a Person or Persons other than Franklin or an Affiliate of Franklin, or (c) the sale, transfer or other disposition, in a single transaction or series of related transactions, by a holder or holders of the voting stock or other voting securities (i) of Franklin of greater than fifty percent (50%) of Franklin's aggregate voting stock or


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

other voting securities then outstanding or (ii) of Purchaser or Newco of such number of shares of Purchaser's or Newco's, as the case may be, voting stock or other voting securities such that Franklin, Change, Sunshine or any of their respective Affiliates no longer owns a majority of Purchaser's voting stock or other voting securities then outstanding, in the case of Franklin to a Person or Persons other than Franklin or an Affiliate of Franklin, and in the case of Purchaser or Newco to a Person or Persons other than Franklin, Change, Sunshine or any of their respective Affiliates; provided, however, that in no event shall the transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 4, 2001, between Franklin and Change, constitute a Change of Control for purposes of this Agreement.

         "Closing" shall have the meaning set forth in Section 9.1 hereof.

         "Closing Date" shall mean the date on which the Closing occurs.

         "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean Franklin's common stock, $1.00 par value, or such other securities into which such Franklin common stock may have been changed or converted after the date hereof or for which such Franklin common stock may have been exchanged as a result of any merger, consolidation, recapitalization, reorganization, reclassification or other like event involving Franklin.

         "DCGI" shall have the meaning set forth in the first paragraph of this Agreement.

         "DCGLLC" shall have the meaning set forth in the first paragraph of this Agreement.

         "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization.

         "EBITDA Factor" shall mean the Business' 2002 EBITDA divided by the sum of (a) the Business' 2002 EBITDA and (b) (i) Newco's EBITDA for the year ended December 31, 2002 minus (ii) the Business' 2002 EBITDA after the Closing Date.

         "Employee Benefit Plans" shall have the meaning set forth in Section
6.16.1 hereof.



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

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall have the meaning set forth in Section 6.16.1 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Excluded Assets" means Sellers' accounts receivables relating to billings for advertising which has aired on or prior to March 31, 2002, security deposits in respect of its Facilities, DCGI's membership interest in DCGLLC and any other assets listed on Schedule 1.

         "Facilities" shall mean the Sellers' facilities.

         "Financial Calculations" shall have the meaning set forth in Section
3.2.3 hereof.

         "Financial Statements" shall have the meaning set forth in Section 6.11 hereof.

         "Franklin" shall have the meaning set forth in the first paragraph of this Agreement.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

         "Global Media" shall mean that portion of Purchaser's business dedicated to the sale of advertising relating to radio programming.

         "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency or instrumentality thereof, or any court or arbitrator (public or private).

         "Indemnified Party" shall have the meaning set forth in Section 17 hereof.

         "Indemnifying Party" shall have the meaning set forth in Section 17 hereof.

         "Initial Calculations" shall have the meaning set forth in Section
3.2.3 hereof.

         "Initial Consideration" shall have the meaning set forth in Section 3.1 hereof.



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

         "Law" shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule or regulation.

         "Legal Proceeding" shall mean any judicial, administrative or arbitral action, suit, investigation, proceeding (public or private), claim, dispute, grievance or governmental proceeding.

         "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Lien" shall mean any lien, pledge, mortgage, hypothecation, preemptive right, assignment, deposit arrangement, deed of trust, security interest, claim, lease, option, right of first refusal, easement, or preference, or other real estate declaration, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, restriction or servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

         "Losses" shall have the meaning set forth in Section 16.1 hereof.

         "Material Adverse Change" shall mean, with respect to any party, any material adverse change in the business, properties, results of operations or financial condition of such party and its consolidated subsidiaries taken as a whole.

         "Minimum Share Price" over a specified time period shall mean the average per share closing price of the Common Stock over such period; provided, that in the event of any change in the shares of capital stock of Franklin by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, exchange of shares or similar change affecting the shares, the Minimum Share Price shall be appropriately adjusted consistent with such change in such manner as is equitable to carry out the intent of the parties hereunder.

         "Newco" shall have the meaning set forth in Section 11.2.7 hereof.

         "Objection Notice" shall have the meaning set forth in Section 3.2.3 hereof.



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

         "Order" shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "Permit" shall mean any approval, authorization, consent, franchise, license, permit or certificate by any Governmental Authority.

         "Person" shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Authority or other entity.

         "Pre-Closing Period" shall have the meaning set forth in Section 5 hereof.

         "Principals" shall mean Jeffrey Gasman, David Landau and Ken Williams.

         "Purchase Price" shall have the meaning set forth in Section 3 hereof.

         "Purchaser" shall have the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Parties" shall have the meaning set forth in the first paragraph of this Agreement.

         "Purchaser Parties' Disclosure Schedule" shall have the meaning set forth in Section 7 hereof.

         "Purchaser Party Indemnified Parties" shall have the meaning set forth in Section 16.1 hereof.

         "Recalculated 2002 Earnout" shall have the meaning set forth in Section
3.2.2 hereof.

         "Recalculated 2003 Earnout" shall have the meaning set forth in Section
3.2.2 hereof.

         "Retained Liabilities" shall have the meaning set forth in Section 5 hereof.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Report" shall have the meaning set forth in Section 7.5 hereof.

         "Seller Indemnified Parties" shall have the meaning set forth in
Section 16.2 hereof.



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

         "Sellers" shall have the meaning set forth in the first paragraph of this Agreement.

         "Sellers' Disclosure Schedule" shall have the meaning set forth in
Section 6 hereof.

         "Sunshine" shall mean Sunshine II, LLC.

         "Supporting Documents" shall have the meaning set forth in Section
3.2.3 hereof.

         "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority and shall include any transferee liability in respect of Taxes.

         "Transfer Taxes" shall have the meaning set forth in Section 18.3 hereof.

         "Working Capital Amount" shall have the meaning set forth in Section
11.1.2 hereof

         "Working Capital Statement" shall have the meaning set forth in Section
11.1.2 hereof.

         "2002 Earnout" shall have the meaning set forth in Section 3.2.1 hereof.

         "2003 Earnout" shall have the meaning set forth in Section 3.2.2 hereof.

         "2004 Calculation" shall have the meaning set forth in Section 3.2.2 hereof.

         "2004 Payment" shall have the meaning set forth in Section 3.2.2 hereof.

         The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the promissory notes referred to in Article 3, and any schedules and exhibits hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement. The words "includes" or "including" and other words of similar import shall mean "including, without limitation."



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

         Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

2. The Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall purchase and accept from Sellers, and Sellers shall sell, assign, transfer, convey and deliver to Purchaser, all of Sellers' respective rights, title and interest in all assets of Sellers (the "Assets"), including the following:

         2.1 Sellers' accounts receivables, security deposits, and prepayments;

         2.2 The contracts between any Seller and the producers, advertisers, employees, and independent contractors listed on Schedule 2.2;

         2.3 All cash and bank accounts of each Seller;

         2.4 All of Sellers' furniture and fixtures located at the Facilities and listed on Schedule 2.4;

         2.5 All of Sellers' computers, printers, software and communications equipment listed on Schedule 2.5;

         2.6 The office leases and phone systems listed on Schedule 2.6;

         2.7 All intellectual property owned by Sellers that is associated with the Business or the Assets of Sellers, including all of Sellers' right, title and interest in and to Sellers' logo, the name "Dial" or any trademark owned by Sellers; and

         2.8 All of the capital stock of any Person owned beneficially or of record by any Seller listed on Schedule 2.8.

Notwithstanding the foregoing, in no event is Purchaser purchasing and accepting from Sellers, nor are Sellers selling, assigning, transferring, conveying or delivering, the Excluded Assets.

Anything contained herein to the contrary notwithstanding, this Agreement will not constitute an assignment, an attempted assignment or an agreement to assign any of the Assets if an assignment or attempted assignment of the same without the consent of any other party or parties thereto would constitute a breach thereof or in any way impair the rights of Sellers or Purchaser thereunder. Each Seller will use its commercially reasonable efforts (at such Seller's expense), and Purchaser will cooperate in all reasonable respects with such Seller to obtain prior to the Closing Date all consents and to resolve all impracticalities of assignments or transfers necessary to sell, assign, convey, transfer and deliver to Newco the Assets. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair such Seller's or Newco's rights under any such Asset so that Newco would not receive all such rights, then (1) such Seller will (x) ensure that the full benefits of any such Asset are provided or caused to be provided to Newco, and (y) pay promptly or


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

cause to be paid promptly to Newco when received all monies and other properties received by such Seller with respect to any Asset of which Newco would have been entitled to receive such monies and other properties if such consent had been obtained; and (2) in consideration of Sellers providing or causing to be provided to Newco the full benefits thereof, Newco will perform and discharge on behalf of such Seller all of such Seller's Liabilities thereunder which are Assumed Liabilities in accordance with the provisions thereof. In addition, such Seller will take such other actions (at such Seller's expense) as may reasonably be requested by Purchaser in order to place Newco, insofar as reasonably possible, in the same position as if such Asset had been transferred as contemplated hereby and so that all the benefits relating thereto, including possession, use, potential for gain and dominion, control and command, shall inure to Newco, subject to the assumption by Newco of any Assumed Liabilities with respect to such Asset. Notwithstanding the foregoing, if any such consent is not obtained prior to the Closing Date, such Seller will continue to use its commercially reasonable efforts (at such Seller's expense) to obtain all such consents (and, if and when such consents are obtained, the transfer of the applicable Asset will be effected in accordance with the terms of this Agreement).

3. Purchase Price. The purchase price for the Assets shall be the aggregate of the amounts detailed in this Section 3 (the "Purchase Price").

         3.1 Initial Consideration. On the Closing Date, Purchaser will pay Sellers, and Franklin shall cause Purchaser to pay Sellers, as follows (the "Initial Consideration"):

                  3.1.1 $6,500,000 by wire transfer in immediately available funds or by certified check, as directed by Sellers in writing to Purchaser; and

                  3.1.2 Purchaser shall execute and deliver a promissory note in the aggregate amount of $460,000 in favor of Sellers and in substantially the form attached hereto as Exhibit A, which shall be convertible into Common Stock on the terms set forth therein.

         3.2 Additional Consideration. Purchaser shall pay Sellers additional consideration ("Additional Consideration") as follows:

                  3.2.1 The greater of (A) $1,000,000 and (B) the lower of (x) $3,000,000 and (y) an amount equal to 20.8% of the product of 6 and the EBITDA of the Business (the "Business' 2002 EBITDA") for the year ended December 31, 2002 (such amount, the "2002 Earnout"). Payment pursuant to this Section 3.2.1 shall be made within 10 business days after the completion of Purchaser's 2002 audit, but in no event later than April 10, 2003; provided, however, that if the parties remain in dispute over the calculation of the 2002 Earnout on April 10, 2003, Purchaser shall pay to Sellers the amount not in dispute, if any, with final payment, if any, to be made within 10 days of resolution of such dispute as contemplated in Section 3.2.3. Purchaser shall pay Sellers (I) the amount of such payment equal to the product of 50% of such payment and 0.885 by the terms of a promissory note in substantially the form attached hereto as Exhibit B, which principal amount shall be subject to increase as set forth therein and shall be convertible into Common Stock on the terms set forth therein, and (II) 50% of the 2002 Earnout shall be payable by wire transfer in immediately available funds or by certified check, as directed by Sellers in writing to Purchaser; provided, however, that if


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

                  the Minimum Share Price over the 60-day period ending December 31, 2002 is equal to or greater than $5.00 per share Sellers may elect to accept shares of Common Stock valued at the average per share closing price of the Common Stock over such 60-day period in lieu of the cash portion of the Additional Consideration described in (II) above, provided that Purchaser has received written notice from Sellers of such election on or before December 31, 2002.

                  3.2.2 The greater of (A) $1,000,000 and (B) the lower of (x) $4,000,000 and (y) an amount equal to 20.8% of the product of
                  (i) 6, (ii) the EBITDA Factor and (iii) Newco's EBITDA for the year ended December 31, 2003 (such amount, the "2003 Earnout"). In addition, if (i) the 2003 Earnout is $4,000,000 and (ii) the 2002 Earnout was less than 3,000,000, the amount, if any, of Newco's EBITDA for the year ended December 31, 2003 that exceeded the minimum amount that would have been required to obtain a 2003 Earnout of $4,000,000 shall be added to the Business' 2002 EBITDA and the 2002 Earnout shall be recalculated (the "Recalculated 2002 Earnout") in accordance with Section 3.2.1 hereof. The Purchaser shall pay to Sellers the difference between the Recalculated 2002 Earnout and the 2002 Earnout. Alternatively, if (i) the 2003 Earnout is less than $4,000,000 and (ii) 20.8% of the product of (x) 6, (y) the EBITDA Factor and (z) Newco's EBITDA for the year ended December 31, 2004 (such amount, the "2004 Calculation") is greater than $4,200,000, the amount, if any, of Newco's EBITDA for the year ended December 31, 2004 that exceeded the minimum amount that would have been required to obtain a 2004 Calculation of $4,200,000 shall be added to Newco's 2003 EBITDA and the 2003 Earnout shall be recalculated (the "Recalculated 2003 Earnout") in accordance with this Section. The Purchaser shall pay to Sellers the difference between the Recalculated 2003 Earnout and the 2003 Earnout (the "2004 Payment"). Payment pursuant to the first two sentences of this
                  Section 3.2.2 shall be made within 10 business days after completion of Purchaser's 2003 audit, but in no event later than April 10, 2004; provided, however, that if the parties remain in dispute over the calculation of the 2003 Earnout on April 10, 2004, Purchaser shall pay to Sellers the amount not in dispute, if any, with final payment, if any, to be made within 10 days of resolution of such dispute as contemplated in Section 3.2.3. If the Purchaser is required to pay the 2004 Payment to Sellers, such 2004 Payment shall be made no later than April 10, 2005; provided, however, that if the parties remain in dispute over the calculation of the 2004 Payment on April 10, 2005, Purchaser shall pay to Sellers the amount not in dispute, if any, with final payment, if any, to be made within 10 days of resolution of such dispute as contemplated in Section 3.2.3. Purchaser shall pay Sellers (I) the amount of any such payments equal to the product of 50% of such payment and 0.885 by the terms of a promissory note in substantially the form attached hereto as Exhibit C, which principal amount shall be subject to increase as set forth therein and shall be convertible into Common Stock on the terms set forth therein; and (II) 50% of any such payments by wire transfer in immediately available funds or by certified check, as directed by Sellers in writing to Purchaser; provided, however, that if the Minimum Share Price over the 60-day period ending December 31, 2003 (or December 31, 2004 in the case of the 2004 Payment) is equal to or greater than $6.00 per share (or $7.00 per share in the case of the 2004 Payment) Sellers may elect to accept shares of Common Stock valued at the average per share closing price of the Common


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

                  Stock over such 60-day period in lieu of the cash portion of the Additional Consideration described in (II) above, provided that Purchaser has received written notice from Sellers of such election on or before December 31, 2003 (or December 31, 2004 in the case of the 2004 Payment).

                  3.2.3 All financial calculations (the "Financial Calculations") needed to compute the amount of Additional Consideration due to Sellers under Section 3.2 shall be made by Purchaser, and Purchaser shall deliver, within five (5) business days of completion thereof, the Financial Calculations to Sellers in writing (the "Initial Calculations"), along with all work papers and other information or documents used by Purchaser in the preparation thereof (collectively, the "Supporting Documents"). Purchaser shall also upon the written request of Sellers timely furnish such additional information and documents as Sellers shall reasonably request as necessary to compute the amount of Additional Consideration. Sellers shall review the Initial Calculations and within ten (10) business days following receipt thereof and any such additional information and documents, either accept or object to the Financial Calculations set forth in the Initial Calculations. If Sellers object to the Initial Calculations, Sellers shall notify Purchaser in writing (the "Objection Notice"), specifying in reasonable detail the nature of such objections. If no Objection Notice is received by Purchaser within such 10 business-day period, Purchaser's Initial Calculations shall be deemed the final and binding determination of the Financial Calculations. If Sellers timely deliver an Objection Notice, then Purchaser and Sellers shall, within ten (10) business days of such delivery, appoint an accounting firm (the "Accountants"), mutually satisfactory to Purchaser and Sellers, to determine the Financial Calculations. The Accountants shall have thirty (30) days to determine the Financial Calculations. Purchaser shall promptly provide the Accountants with the Objection Notice and all Supporting Documents and additional information and documents as shall be reasonably requested, and shall direct the Accountants to determine the Financial Calculations within such thirty (30) day period. The Accountants shall simultaneously deliver in writing to Purchaser and Sellers its determination of the Financial Calculations and such Financial Calculations shall be deemed to be final and binding. The costs of the Accountants shall be borne equally by the parties; provided, however, that if the Additional Consideration payable for any year as a result of such Financial Calculations is more than 10% above the Additional Consideration calculated by Purchaser for such year, the costs of the Accountants shall be borne solely by Purchaser and if the Additional Consideration payable for any year as a result of such Financial Calculations is more than 10% less the Additional Consideration calculated by Purchaser for such year, the costs of the Accountants shall be borne solely by Sellers.

                  For purposes of calculating the Additional Consideration, EBITDA will be determined in accordance with GAAP, on a basis consistent with those principles set forth in Schedule 3.2.3 and as applied by Sellers' accountants to the Financial Statements as of and for the fiscal year ended December 31, 2001; provided, however, that in such calculation of Additional Consideration (A) with respect to Section 3.2.1 (i) any personnel cost savings of the combined operations of Sellers and Purchaser shall be added back to the determination


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

                  of EBITDA and (ii) the Business' 2002 EBITDA for the period through the Closing Date shall be equal to the Sellers' EBITDA for such period, and the Business' 2002 EBITDA for the period after the Closing Date shall be equal to the pro forma EBITDA of the business of Sellers purchased and sold hereunder; provided that, subject to clause (i) above, the aggregate expenses for the line items identified on Schedule 3.2.3(a) relating to the Business shall be $2,601,586 and (B) with respect to Section 3.2.2 (i) annual compensation in excess of $750,000 in the aggregate paid to the Principals shall not be deducted in determining EBITDA and the methodology used to calculate EBITDA shall be consistent during the periods in which the Additional Consideration is paid and (ii) the costs of any allowance provided to any of the Principals for a car, parking or country club membership shall be deducted in determining EBITDA.

         3.3 Change in Control; Termination of Employment. In the event of a Change in Control or if the employment of any of the Principals terminates without Cause or for Good Reason (as such terms are defined in each of the Principals' respective employment agreement with the Purchaser entered into on the Closing Date hereof), all unpaid Additional Consideration shall be paid to Sellers in accordance with the manner of payment specified in Sections 3.2.1 and
3.2.2 upon the consummation of and as a condition to such Change in Control or upon termination of employment, as applicable (such unpaid Additional Consideration to be deemed to be $3,000,000 under Section 3.2.1 and $4,000,000 under Section 3.2.2).

4. Assumption of Liabilities. Upon Closing, Purchaser shall assume all Liabilities related primarily to the operation of the Business and first incurred or arising after the Closing Date, including any and all costs relating to the termination of any employee after the Closing Date and all Liabilities arising after the Closing Date in respect of Assumed Contracts (the "Assumed Liabilities").

         Purchaser is not assuming any Liability of any Seller or of the Business, except as expressly provided in this Section 4.

5. Retained Liabilities. Sellers shall retain all Liabilities related to the Business and Assets other than the Assumed Liabilities, including (i) any and all Liabilities related to the Excluded Assets and any and all costs or Liabilities relating to any employee of either Seller who is not hired by Purchaser, including any Liability relating to or arising under COBRA, (ii) any claims for any injury to person or property attributable to any services rendered by any Seller prior to the Closing, regardless of whether such claims are asserted prior to or after the Closing, (iii) any third party claims with respect to occurrences or events which occurred on or prior to the Closing Date and relate to any Seller and/or its employees and (iv) all Liabilities for any Taxes of the Sellers, and all Liabilities for Taxes that relate to the Assets or the Business for periods (or portions thereof) up to an including the Closing Date (the "Retained Liabilities").

         All property or other ad valorem Taxes for a taxable period that includes but does not end on the Closing Date that are not paid prior to the Closing Date shall be prorated as of the Closing Date based on the ratio of the number of days in the portion of the taxable period that ends on the Closing Date (the "Pre-Closing Period) and the number of days in the entire period. To the extent that property taxes attributable to the Pre-Closing Period have not be paid on or prior to the Closing Date, Sellers shall pay such amount to Purchaser on the Closing Date (or thereafter, promptly after request by Purchaser if not identified by Sellers on the Closing Date).

6. Sellers' Representations. Except as set forth on Sellers' disclosure schedule attached hereto ("Sellers' Disclosure Schedule"), which Sellers' Disclosure Schedule shall identify the specific sections of this Section 6 as to which the exception or disclosure applies, each Seller, jointly and severally, represents and warrants to Purchaser Parties as follows:

         6.1 Organization. Such Seller is a duly and validly organized limited liability company or corporation, as applicable, in good standing under the laws of the State of New York, has all requisite limited liability company or corporate, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has full limited liability company or corporate, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as now conducted. Such Seller is duly qualified or authorized to do business as a foreign corporation or limited liability company, as the case may be, and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not result in a Material Adverse Change in such Seller. Except as set forth in Section 6.1 of Sellers' Disclosure Schedule, neither Seller is qualified or authorized to do business as a foreign corporation or limited liability company, as the case may be, in any jurisdiction.

         6.2 Authority. Such Seller has duly and validly taken all limited liability company or corporate, as the case may be, action necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments to be delivered by such Seller in connection with the transactions contemplated hereby, and this Agreement and such other agreements and instruments required to be executed and delivered by such Seller have been, or when delivered, will have been, duly executed and delivered by such Seller.

         6.3 Binding. Subject to the terms and conditions hereof, this Agreement constitutes the valid, binding and enforceable obligations of such Seller, enforceable in accordance with its terms, except as enforceability may be limited or barred by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         6.4 No Conflicts. None of the execution and delivery of this Agreement by such Seller or any other agreements or instruments to be delivered by such Seller in connection with the transactions contemplated hereby, or the consummation by such Seller of the transactions contemplated hereby or thereby, or compliance by such Seller with any of the provisions hereof or thereof will:
(a) violate or conflict with the articles of organization or certificate of incorporation or the limited liability operating agreement or by-laws of such Seller; (b) except as set forth on Section 6.4 of Sellers' Disclosure Schedule, violate or conflict with, or constitute a default under, or result in a breach of, or gives rise to any right of termination, cancellation or acceleration under, any term or provision of any license, loan agreement, promissory note, indenture or other material contract to which such Seller is a party or by which such Seller or the Assets are bound; (c) violate or conflict with any Order of any Governmental Authority by which such Seller or the Assets are bound, or require the approval, consent, or permission of any Governmental Authority; (d) constitute a violation of any Law applicable to such Seller; or (e) result in the creation of any Lien (other than Liens created by Purchaser) upon the Assets.

         6.5 Title to Assets. Such Seller has or, at Closing will have, good title, and at the Closing, such Seller shall deliver to Purchaser, good title to all of the Assets owned by such Seller, free and clear of all Liens, other than Liens in respect of equipment leases and restrictions described in Section 6.4 of Sellers' Disclosure Schedule on the transfer of certain Assumed Contracts.

         6.6 Consents. Except as set forth on Section 6.6 of Sellers' Disclosure Schedule, no consent, approval, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to or from any Person is required on the part of such Seller in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by such Seller with any of the provisions hereof or thereof.

         6.7 Litigation. There is no Legal Proceeding pending or, to such Seller's knowledge, threatened against such Seller including by former employees arising from such individuals' employment with such Seller, related to the Business or the Assets and such Seller is not in default in respect of any Order of any Governmental Authority by which such Seller or the Assets are bound.

         6.8 Taxes.

                  6.8.1 Sellers have satisfied all Taxes due prior to Closing in connection with the Business. All Tax returns with respect to the Business that are required to be filed on or before the Closing Date by each Seller have been or will be duly filed on a timely basis and all such Tax returns were or will be true, correct and complete in all material respects. No claim for assessment or collection of Taxes with respect to the Business has been asserted against either Seller. Neither Seller is a party to any pending action, proceeding or investigation by any Governmental Authority for the assessment or collection of Taxes with respect to the Business, nor does any Seller have knowledge of any such threatened action, proceeding or investigation.

                  6.8.2. No waiver of statutes of limitation in respect of any Tax return with respect to the Business has been given or requested by either Seller nor has either Seller agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Business. No claim has been made at any time during the ten-year period ending on the date of this Agreement by a Governmental Authority in a jurisdiction where a Seller does not currently file Tax returns that it is or may be subject to taxation by that jurisdiction.

                  6.8.3. Each Seller has withheld and paid all Taxes with respect to the Business required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  6.8.4 None of the Assets is (i) "tax-exempt use property" within the meaning of Section 168(h) of the Code, (ii) "tax-exempt bond-financed property" within the meaning of
                  Section 168(g) of the Code, (iii) "limited use property" within the meaning of Revenue Procedure 76-30, (iv) subject to

                  Section 168(g)(1)(A) of the Code or (v) property that is or will be required to be treated as being owned by any Person (other than any Seller) pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately before the enactment of the Tax Reform Act of 1986.

                  6.8.5. There is no contract, plan or arrangement involving any Seller and covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Purchaser, any Seller or any Affiliate of either by reason or Section 280G or Section 162(m) of the Code.

                  6.8.6 Notwithstanding the foregoing provisions of this Section 6.8, the representations of Sections 6.8.1, 6.8.2 and 6.8.3 shall apply only to the extent that as a result of the purchase of the Assets (i) the Assets are made subject to any Lien for Taxes in the hands of the Purchaser or (ii) the Purchaser is made subject to any Liability for Taxes as a transferee or successor of the Assets.

         6.9 Accounts Receivable and Payable.

                  6.9.1 Section 6.9.1 of Sellers' Disclosure Schedule will be delivered to Purchaser by Sellers at least two business days prior to the Closing Date, which Schedule will reflect the accounts receivable, other than accounts receivables that are Excluded Assets, of the Business as of three business days prior to the Closing Date and the related aging report as of such date. The accounts receivables being sold to Purchaser hereunder are valid and genuine accounts receivables, arising in the ordinary course of business. Each Seller has been paying off their respective accounts payable in the ordinary course of business consistent with past practice. To such Seller's knowledge, all accounts receivable reflected on
                  Section 6.9.1 of Sellers' Disclosure Schedule are good and collectible at the aggregate recorded amounts thereof.

                  6.9.2 Section 6.9.2 of Sellers' Disclosure Schedule sets forth a true, correct and complete list of all advance payments, security deposits, prepaid expense items and credit of all kinds relating to the operation of the Business as of the date hereof, other than such items that are Excluded Assets.

         6.10 Contracts. True, correct and complete copies of the contracts contemplated in Sections 2.2 and 2.6 and any other contract or agreement material to the Business (collectively, the "Assumed Contracts") have been provided to Purchaser. To such Seller's knowledge, no Seller is in material breach of or default under any of the Assumed Contracts. To such Seller's knowledge, there has not occurred any material default by any Seller or, to the best of Sellers' knowledge, by any other Person who is a party thereto under any Assumed Contract. The Assumed Contracts were made in the ordinary course of business, are to such Seller's knowledge, valid and binding agreements and are in full force and effect and have not been revoked or cancelled by any Seller or by any other party thereto. No Seller has received any notice, written or oral, from a party to any Assumed Contract that such party intends to terminate such Assumed Contract or that such Seller is in breach of such Assumed Contract.

         6.11 Financial Information. Sellers have delivered to Purchaser correct and complete copies of audited balance sheets for the Business for the fiscal years ended December 31, 2000 and 2001 and the related audited statement of income for the Business as of and for the fiscal year ended December 31, 2001 (collectively, the "Financial Statements"), copies of which are attached as
Section 6.11 of Sellers' Disclosure Schedule. The Financial Statements (including the notes thereto) (i) have been prepared in accordance with the books and records of Sellers and GAAP and (ii) fairly present, in all material respects, the financial condition and the results of operations of the Business as of and for the fiscal years ended on such dates. Since December 31, 2001, there has been no event, occurrence or circumstance that would reasonably be likely to result in a Material Adverse Change to either Seller.

         6.12 Proprietary Rights. To such Seller's knowledge, Sellers are the exclusive owners of the intellectual property being transferred pursuant to
Section 2.7. Sellers have not received any notices of any challenge of any kind with respect thereto.

         6.13 Insurance. Section 6.13 of Sellers' Disclosure Schedule is a true and accurate listing of insurance policies currently in effect relating to the Business.

         6.14 No Undisclosed Liabilities. Except as disclosed in the Financial Statements or as set forth on Section 6.14 of Sellers' Disclosure Schedule, Sellers do not have any material indebtedness, obligation or Liability of any kind and, to such Seller's knowledge, there is no basis for the assertion of any such material claim or Liability against any Seller. Since December 31, 2001, neither Seller has incurred any material indebtedness, obligations or Liability of any kind other than (i) those incurred in the ordinary course of business consistent with past practice, and (ii) those otherwise disclosed in Section
6.14 of Sellers' Disclosure Schedule.

         6.15 Employee Matters. Set forth on Section 6.15 of Sellers' Disclosure
Schedule is a correct and complete list of each of the employees of the Business, their current salaries and the respective dates such employees began working for the Business. A correct and complete summary of the benefit package that Sellers' current employees receive is set forth on Section 6.15 of Sellers' Disclosure Schedule. No employee has notified any Seller that such employee intends to terminate his or her employment with such Seller.

         6.16 Employee Benefits.

                  6.16.1 Section 6.16.1 of Sellers' Disclosure Schedule sets forth a complete and correct list of all "employee benefit plans", as defined in Section 3(3) ERISA, and any other employee benefit arrangements or payroll practices (including severance pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation bonus or other incentive compensation, stock purchase arrangements or policies) maintained by such Seller or to which such Seller contributes or is obligated to contribute thereunder with respect to employees of such Seller or any subsidiary of such Seller (collectively, the "Employee Benefit Plans"). None of such Employee Benefit Plans: (A) is an "employee pension benefit plan", as defined in Section 3(2) of ERISA which is subject to Title IV of ERISA, maintained, or contributed to, by such Seller or any trade or business (whether or not incorporated) which is under common control, or treated as a single employer, with such Seller under

                  Sections 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"); (B) covers persons employed outside of the United States; (C) is subject to Section 4063 and 4064 of ERISA; (D) is a multiemployer plan (as defined in Section 4001(a) of ERISA); or (E) is a welfare plan providing continuing benefits after the termination of employment (other than as required by Section 4980B of the Code and at the former employee's own expense).

                  6.16.2 Each of the Employee Benefit Plans intended to qualify under Section 401 of the Code so qualifies, and nothing has occurred with respect to the operation of any such plan which could cause the loss of such qualification or the imposition of any Liability, penalty or tax under ERISA or the Code.

                  6.16.3 All contributions and premiums required by Law or by the terms of each Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto).

                  6.16.4 There has been no violation in any material respect, either individually or in the aggregate, of ERISA with respect to the filing of applicable returns, reports, documents or notices regarding any of the Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of such notices or documents to the participants or beneficiaries of the Employee Benefit Plans.

                  6.16.5 True, correct and complete copies of the following documents, with respect to each of the Employee Benefit Plans (as applicable), have been delivered to Purchaser: (A) any plans and related trust documents, and all amendments thereto,
                  (B) the most recent Forms 5500 and schedules thereto, (C) the most recent Internal Revenue Service determination letter, (D) the most recent summary plan description and (E) written descriptions of all non-written agreements relating to the Employee Benefit Plans.

                  6.16.6 There are no pending Legal Proceedings which have been asserted or instituted against any of the Employee Benefit Plans, the assets of any such plans or such Seller or any of its subsidiaries, or the plan administrator or any fiduciary of any of the Employee Benefit Plans with respect to the operation of any of such plans (other than routine, uncontested benefit claims), and there are no facts or circumstances which could reasonably be expected to form the basis for any such Legal Proceeding.

                  6.16.7 Each of the Employee Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law. All amendments and actions required to bring each of the Employee Benefit Plans into conformity in all material respects with all of the applicable provisions of ERISA and other applicable Laws have been made or taken.

                  6.16.8 Such Seller and each ERISA Affiliate of such Seller has complied with the notice and continuation requirements of
                  Section 4980B of the Code and the regulations thereunder.

                  6.16.9 None of such Seller, any of its ERISA Affiliates or any organization to which any is a successor or parent corporation, has divested any business or entity maintaining or sponsoring a defined benefit pension plan having unfunded benefit liabilities (within the meaning of Section 4001(a)(18) of ERISA) or transferred any such plan to any person other than such Seller or any ERISA Affiliate of such Seller during the five-year period ending on the Closing Date.

         6.17 Labor.

                  6.17.1 Such Seller is not a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of such Seller or any subsidiary of such Seller.

                  6.17.2 No employees of such Seller are represented by any labor organization. No labor organization or group of employees of such Seller or any subsidiary of such Seller has made a pending demand against such Seller for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending against such Seller or, to such Seller's knowledge, threatened to be brought or filed against such Seller, with the National Labor Relations Board or other labor relations tribunal. To such Seller's knowledge, there is no organizing activity involving such Seller pending or threatened by any labor organization or group of employees of such Seller or any subsidiary of such Seller.

                  6.17.3 There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other material labor disputes pending or, to such Seller's knowledge, threatened against or involving such Seller or any subsidiary of such Seller. There are no unfair labor practice charges, grievances or complaints pending or, to such Seller's knowledge, threatened by or on behalf of any employee or group of employees of such Seller or any subsidiary of such Seller.

                  6.17.4 There are no complaints, charges or claims against such Seller pending or, to such Seller's knowledge, threatened to be brought or filed with any Governmental Authority based on, arising out of, in connection with, or otherwise relating to the employment by such Seller or any subsidiary of such Seller of any individual, including any claim for workers' compensation.

         6.18 Compliance with Other Laws; Permits.

                  6.18.1 Such Seller is in compliance with all Laws and Orders promulgated by any Governmental Authority applicable to such Seller or to the operation of the Business or the ownership or use of the Assets, except where any noncompliance would not result in a Material Adverse Change to such Seller. Such Seller has neither received nor knows of the issuance of any notices of violation or alleged violation of any such Law or Order by any Governmental Authority.

                  6.18.2 Section 6.18.2 of Sellers' Disclosure Schedule lists all Permits (other than those identified on another schedule hereto) of all Governmental Authorities required by the nature of the operations of the Business to permit the operation thereof in the manner in which they are currently conducted, indicating, in each case, the expiration date thereof. Such Permits have been validly issued by the appropriate Governmental Authorities in compliance in all material respects with all applicable Laws, and such Seller has fully complied with all material conditions of the Permits applicable to it. To such Seller's knowledge, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or such violation, has occurred in the due observance of any such Permit. All such Permits are in full force and effect without further consent or approval of any Person. Such Seller has not received any notice from any source to the effect that there is lacking any Permit required in connection with the current operation of the Business.

         6.19 Ownership of Necessary Assets and Rights.

                  6.19.1 The Assets to be transferred to Purchaser on the Closing Date comprise all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, necessary to, or used by such Seller in, the operation of the Business, other than the Excluded Assets.

                  6.19.2 Following the Closing and after giving effect to the transactions contemplated hereby, the Purchaser will own or have contractual rights to use all of the Assets owned by Sellers and used or held for use by any of them in connection with the Business, or which are necessary for the conduct of the Business as presently conducted, other than the Excluded Assets. Such Assets are sufficient for the conduct of the Business as presently conducted.

         6.20 Investments of Sellers. Section 6.20 of Sellers' Disclosure Schedule sets forth a true and correct list of all of the capital stock of any Person owned beneficially or of record by any Seller.

         6.21 Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for such Seller in connection with the negotiations relating to or the transactions contemplated by this Agreement and is thereby entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of such Seller.

7. Purchaser Parties' Representations. Except as set forth in Purchaser Parties' disclosure schedule attached hereto ("Purchaser Parties' Disclosure Schedule"), which Purchaser Parties' Disclosure Schedule shall identify the specific sections of this Section 7 as to which the exception or disclosure applies, each Purchaser Party severally represents and warrants to Sellers as follows:

         7.1 Organization. Such Purchaser Party is a duly and validly organized corporation in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Such Purchaser Party is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of (i) each jurisdiction in which it owns or leases real property and (ii) each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified would not result in a Material Adverse Change in such Purchaser Party.

         7.2 Authority. Such Purchaser Party has duly and validly taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and all other agreements and instruments to be delivered by such Purchaser Party in connection with the transactions contemplated hereby, except that the approval of Franklin's stockholders may be required under certain circumstances if Common Stock is to be delivered to Sellers as contemplated hereby, and this Agreement and such other agreements and instruments required to be executed and delivered by such Purchaser Party have been, or when delivered, will have been, duly executed and delivered by such Purchaser Party.

         7.3 Binding. Subject to the terms and conditions hereof, this Agreement constitutes the valid, binding and enforceable obligations of such Purchaser Party, enforceable in accordance with its terms, except as enforceability may be limited or barred by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

         7.4 Shares of Common Stock. The shares of Common Stock issuable to Sellers hereunder, when issued, shall be duly authorized, validly issued, fully paid and nonassessable, and shall be issued free and clear of any Liens.

         7.5 Reports and Financial Statements. Franklin has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act, since January 1, 2001 (collectively, the "SEC Reports"), and has previously made available to the Sellers true and complete copies of all the SEC Reports filed since such date. The SEC Reports, as of their respective dates, complied in all material respects with applicable law, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Franklin included in the SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Franklin and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Franklin and its consolidated subsidiaries for the periods then ended. Since the date of the last SEC Report, there has been no event, occurrence or circumstance that would reasonably be likely to result in a Material Adverse Change to either Purchaser Party. Purchaser has delivered to Sellers correct and complete copies of Financial Statements for Global Media as of and for the fiscal year ended December 31, 2001, copies of which have been attached as Section 7.5 of Purchaser Parties' Disclosure Schedule. Such Financial Statements (including the notes thereto) fairly present, in all material respects, the financial condition and the results of operations of Global Media as of and for the fiscal year ended on such date. Since December 31, 2001, there has been no event, occurrence or circumstance that would reasonably be likely to result in a Material Adverse Change to Global Media.

         7.6 No Undisclosed Liabilities. Except as disclosed in the financial statements of Franklin included in the SEC Reports as of their respective dates, neither the Purchaser Parties nor Global Media has any material indebtedness, obligations or Liability of any kind and, to such Purchaser Party's knowledge, there is no basis for the assertion of any such material claim or Liability against either of the Purchase Parties or Global Media.

         7.7 Brokers. Except as disclosed in Section 7.7 of Purchaser Parties' Disclosure Schedule, no Person has acted directly or indirectly as a broker, finder or financial advisor for such Purchaser Party in connection with the negotiations relating to or the transactions contemplated by this Agreement and is thereby entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of such Purchaser Party.

         7.8 No Conflicts. None of the execution and delivery of this Agreement by such Purchaser Party or any other agreements or instruments to be delivered by such Purchaser Party in connection with the transactions contemplated hereby, or the consummation by such Purchaser Party of the transactions contemplated hereby or thereby, or compliance by such Purchaser Party with any of the provisions hereof or thereof will: (a) violate or conflict with the certificate of incorporation or by-laws of such Purchaser Party; (b) except as set forth on
Section 7.8 of Purchaser Parties' Disclosure Schedule, violate or conflict with, or constitute a default under, or result in a breach of, or gives rise to any right of termination, cancellation or acceleration under, any term or provision of any license, loan agreement, promissory note, indenture or other material contract to which such Purchaser Party is a party or by which such Purchaser Party is bound; (c) violate or conflict with any Order of any Governmental Authority by which such Purchaser Party is bound, or require the approval, consent, or permission of any Governmental Authority; or (d) constitute a violation of any Law applicable to such Purchaser Party.

         7.9 Consents. Except as set forth on Section 7.9 of Purchaser Parties' Disclosure Schedule, no consent, approval, waiver, Order, Permit or authorization of, or declaration or filing with, or notification to or from any Person is required on the part of such Purchaser Party in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by such Purchaser Party with any of the provisions hereof or thereof.

         7.10 Litigation. There is no Legal Proceeding pending or, to such Purchaser Party's knowledge, threatened against such Purchaser Party and such Purchaser Party is not in default in respect of any Order of any Governmental Authority by which such Purchaser Party is bound.

         7.11 Compliance with Laws. Such Purchaser Party is in compliance with all material Laws and Orders promulgated by any Governmental Authority applicable to such Purchaser Party or to the operation of their respective businesses, except where any noncompliance would not result in a Material Adverse Change to such Purchaser Party. Such Purchaser Party has neither received nor knows of the issuance of any notices of violation or alleged violation of any such material Law or Order by any Governmental Authority.

         7.12 Employee Matters. Set forth on Section 7.12 of Purchaser Parties' Disclosure Schedule is a correct and complete list of each of the employees of Global Media, their current salaries and the respective dates such employees began working for Global Media.

8. Purchaser's Retention of Employees. Purchaser shall have the right, but not the obligation, to extend offers of employment to some or all of Sellers' employees. Purchaser will consult with Sellers in connection therewith. Sellers shall be solely responsible for any and all costs that are related with any employee who is not hired by Purchaser, including any Liabilities relating to or arising under COBRA. Purchaser shall be solely responsible for any and all costs related to the termination after the Closing Date of any of Purchaser's employees.

         9. The Closing.

         9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Weil, Gotshal & Manges, LLP, 767 Fifth Avenue, New York, New York 10153 at 10:00 a.m. on April 2, 2002, or at such other time, date or place as the parties may agree upon in writing. The parties hereto agree that notwithstanding that the Closing Date is April 2, 2002, Newco shall be deemed for all purposes of this Agreement to have purchased the Assets and Assumed Liabilities on April 1, 2002.

         9.2 Sellers' Deliveries. At the Closing, Sellers shall deliver to
Purchaser:

                  9.2.1 Assignment and Assumption Agreement, in the form attached as Exhibit D, or such other form as necessary to convey good title to Newco, for all of the Assets.

                  9.2.2 All other such assignments and other instruments or documents (including certificates of title) as shall be necessary in the judgment of Purchaser to evidence the sale, assignment, transfer and conveyance by Sellers to Newco of the Assets in accordance with the terms hereof.

                  9.2.3 Evidence to the satisfaction of Purchaser that all of Sellers' Permits necessary to operate the Business have been transferred to Newco on or prior to the Closing Date to the extent that Newco has not theretofore been issued such necessary Permits.

                  9.2.4 A certificate of the Secretary or an Assistant Secretary of each Seller attesting as to the incumbency and signature of each officer of such Seller who shall execute this Agreement or any other document relating to the transactions contemplated hereby.

                  9.2.5 A receipt for the Initial Consideration.

                  9.2.6 Documentation reflecting that all Liens relating to the Assets have been terminated, other than Liens in respect of equipment leases.

                  9.2.7 A consent from any third party whose consent is required to effect the transfer of good title to the Assets as contemplated herein.

                  9.2.8 Affidavits of non-foreign status that comply with
                  Section 1445 of the Code.

                  9.2.9. An executed Voting Agreement, in a form to be mutually agreed to by the parties, regarding the voting of any shares of Common Stock issued to the Sellers pursuant to the terms hereunder.

         9.3 Purchaser's Deliveries. At the Closing, Purchaser shall deliver to
Sellers:

                  9.3.1 Payment of the Initial Consideration as outlined in
                  Section 3.1 herein, including issuance of the promissory notes referred to in Sections 3.1.2, 3.2.1 and 3.2.2.

                  9.3.2 A certificate of the Secretaries or Assistant Secretaries of Purchaser Parties attesting as to the incumbency and signature of each officer of such Purchaser Party who shall execute this Agreement or any other document relating to the transactions contemplated hereby.

         9.4 Further Assurances. After the Closing Date, each party, at the request of the other, shall furnish, execute, and deliver such documents, instruments, certificates, notices, or other further assurances as the requesting party shall reasonably request as necessary or desirable to effect complete consummation of this Agreement.

10. Survival of Representations and Warranties and Covenants. The representations and warranties of the parties contained in this Agreement, and all statements contained in this Agreement, the schedules and the exhibits to this Agreement, and any other document delivered by the parties pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, shall survive the Closing Date until the completion of the audit contemplated in
Section 3.2.2, other than representations contained in Section 6.5 which shall survive indefinitely and representations contained in Sections 6.8 and 6.21 which shall survive until expiration of the applicable statutes of limitations.

11. Covenants.

         11.1 Covenants of Sellers.

                  11.1.1 Conduct of Business. Between the date hereof and the Closing Date, Sellers shall operate the Business only in the usual, regular and ordinary manner as such Business was conducted prior to the date hereof and shall use their commercially reasonable best efforts to preserve, consistent with past practice, their relationships with customers, suppliers, employees, radio stations and others having business dealings with Sellers. Notwithstanding the foregoing, the Sellers are not obligated to maintain an amount of cash in the bank accounts being transferred to Purchaser on the Closing Date of more than the Working Capital Amount.

                  11.1.2 Working Capital Financing. Sellers have projected the 90-day working capital of the Business for the 90-day period immediately following the Closing Date to be $500,000 (the "Working Capital Amount"). No later than 5 days prior to the Closing Date, Sellers shall deliver to Purchaser a statement

                  (the "Working Capital Statement"), which shall detail the specific allocations for each item of working capital. Sellers agree that the amount of cash in the bank accounts being transferred to Purchaser on the Closing Date pursuant to the terms hereof will include an amount equal to at least the Working Capital Amount.

                  11.1.3 Financial Matters. Between the date of this Agreement and the Closing Date, Sellers will not shorten or lengthen the customary payment cycles or modify the terms of any of their receivables or payables, respectively.

                  11.1.4 Maintenance of Insurance. The insurance policies as listed on Section 6.13 of Sellers' Disclosure Schedule will remain in full force and effect between this date and the Closing Date.

                  11.1.5 Monthly Financial Statements. Sellers shall provide Purchaser as soon as they become available with certified financial statements for each month subsequent to the calendar year 2001 through the month ending immediately prior to the Closing Date, together with such additional financial information and documentation as may be reasonably requested by Purchaser in order to perform the audit referred to in
                  Section 3.2.2.

                  11.1.6 Consents and Conditions. Each Seller will use its reasonable best efforts to (i) obtain prior to Closing any required third-party and governmental consents to the transactions contemplated hereby, including those consents necessary to transfer the Assets (including all applicable Permits) to Purchaser pursuant to the terms of this Agreement, and (ii) cause each of the conditions to the obligations of Purchaser to be satisfied.

                  11.1.7 Non-Solicitation. Each Seller covenants that from the date hereof through the Closing Date it will not, and will not permit any of its representatives to, (i) make, solicit, assist, initiate, facilitate or encourage any inquiries, proposals, offers or bids from any other Person relating to such Seller, the Assets or the Business, or (ii) furnish or cause to be furnished to any Person any nonpublic information relating to such Seller, the Assets or the Business, other than in the ordinary course of business consistent with past practice. Each Seller covenants that from the date hereof through the Closing Date, it will not, directly or indirectly, enter into, or permit any of its representatives or affiliates to enter into, any agreement with any Person for the acquisition of any of the Assets or the Business.

                  11.1.8 Maintenance of Assets. From and after the date hereof and until the Closing, each Seller shall maintain all of the Assets consisting of tangible property, and all replacements thereof and improvements thereon, in good condition, normal wear and tear excepted, and use, operate and maintain all of such assets in a reasonable manner. In the event of damage to or destruction prior to the Closing Date of any of the Assets, Sellers shall repair or replace such assets in the ordinary course of business.

                  11.1.9 No Breach of Representations and Warranties. Each Seller agrees that it shall not take any action, and shall use its reasonable best efforts not to permit any event to occur, which would result in any of the representations and warranties of either Seller contained in this Agreement not being true and correct in any material respect on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                  11.1.10 Updating Information. Each Seller shall promptly deliver to Purchaser any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the schedules hereto, or delivered by any Seller pursuant to any of the covenants contained herein, in order that the information contained herein or so delivered be complete and accurate in all material respects, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Purchaser of any of the conditions precedent to the Closing hereunder, including the conditions contained in Section 13.7.

         11.2 Covenants of Purchaser and Franklin.

                  11.2.1 Working Capital Reimbursement. Purchaser shall reimburse Sellers in cash for the cash in the bank accounts transferred to Purchaser on the Closing Date within 12 months from the Closing Date; provided, however, that if the Minimum Share Price over the 60-day period ending on the date of reimbursement is equal to or greater than $5.00 per share then, at the election of Sellers, reimbursement can be in the form of cash or shares of Common Stock valued at the average per share closing price of the Common Stock over such 60-day period.

                  11.2.2 No Breach of Representations and Warranties. Each Purchaser Party agrees that it shall not take any action, and shall use its reasonable best efforts not to permit any event to occur, which would result in any of the representations and warranties of either Purchaser Party contained in this Agreement not being true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

                  11.2.3 Consents and Conditions. Purchaser will use its reasonable best efforts to (i) obtain prior to Closing any required third-party and governmental consents to the transactions contemplated hereby and (ii) cause each of the conditions precedent to the obligations of Sellers hereunder to be satisfied.

                  11.2.4 Excluded Assets. In the event that Purchaser receives any amount in respect of an Excluded Asset, including an account receivable that is an Excluded Assets, Purchaser shall promptly remit that amount to Sellers, net of any Liabilities, other than Assumed Liabilities, that may have been paid by Purchaser.

                  11.2.5 Updating Information. Each Purchaser Party shall promptly deliver to Sellers any information concerning events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the schedules hereto, or delivered by any Purchaser Party pursuant to any of the covenants contained herein, in order that the information contained herein or so delivered be complete and accurate in all material respects, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by Sellers of any of the conditions precedent to the Closing hereunder, including the conditions contained in Section 14.3.

                  11.2.6 Common Stock. Franklin shall contribute, sell or otherwise transfer to Purchaser that certain number of shares of Common Stock necessary to allow Purchaser to fulfill its obligations under this Agreement and the promissory notes contemplated in Section 3 hereof.

                  11.2.7 Newco. Immediately prior to the Closing, Purchaser shall assign all of its rights hereunder and under the agreements, documents, certificates and the instruments contemplated hereby to, and contribute all of the assets of Global Media to, a newly created wholly-owned subsidiary of Purchaser ("Newco") and cause Newco to assume all of Purchaser's liabilities hereunder and thereunder and certain liabilities relating to Global Media, as provided in the Assignment and Assumption Agreement in the form attached hereto as Exhibit E. Upon such assignment and assumption, the Purchaser shall be fully and unconditionally released from all obligations hereunder and thereunder and Newco shall constitute the "Purchaser" for purposes of this Agreement.

                  11.2.8 Board Seat. The Principals shall be entitled to designate one of the Principals, effective on the Closing Date, to be appointed to the Board of Directors of Newco. The Principals initially designate David Landau to be appointed to the Board of Directors of Newco. That right shall terminate on the earlier of the date when (i) none of the Principals is an employee of Newco and (ii) all Initial Consideration and Additional Consideration is paid in full. As long as the Principals are entitled to such appointment to the Board of Directors of Newco, the Principals not so appointed to such Board shall be entitled to attend all such Board meetings as non-voting observers of the Board of Directors of Newco.

12. Conditions to Each Party's Obligations. The obligation of Purchaser and Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         12.1 Necessary Approvals. All necessary Permits to the consummation of the transactions contemplated hereby by Sellers and Purchaser Parties shall be obtained from any Governmental Authority or other third party whose consent, approval, permission or authorization is necessary.

         12.2 No Proceeding or Litigation. (i) No Legal Proceeding shall have been commenced by any Governmental Authority against Sellers or Purchaser Parties seeking to restrain or materially and adversely alter the transactions contemplated hereby and (ii) no Order of any Governmental Authority or Law shall be in effect, which, in the case of each of (i) and (ii), is likely to render it impossible or unlawful to consummate the transactions contemplated by this Agreement.

13. Conditions to Obligations of Purchaser Parties. In addition to the obligations contained in Section 12, the obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         13.1 Resolutions. Purchaser shall have received true and complete copies of resolutions duly and validly adopted by the governing body of each Seller and of each Seller's members or shareholders, as the case may be, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, accompanied by a certificate of the Secretary or Assistant Secretary of such Seller, dated as of the Closing Date, stating that such resolutions were duly adopted and are in full force and effect.

         13.2 Sellers' Deliveries. Sellers shall have provided to Purchaser the items specified in Section 9.2 herein.

         13.3 Termination of Liens. On or before the Closing Date, Purchaser shall have received written evidence from Sellers satisfactory to Purchaser that all Liens related to the Assets, other than Liens in respect of equipment leases, have been terminated.

         13.4 Certified Financial Statements. Sellers shall have provided Purchaser with certified financial statements as soon as they become available reflecting Sellers' operating results for the calendar year 2001 and for the month ended January 31, 2002, together with such additional financial information and documentation as may have been reasonably requested by Purchaser.

         13.5 Material Adverse Change. There shall have been no Material Adverse Change of any Seller between December 31, 2001 and the Closing Date.

         13.6 Representations and Warranties of Sellers. All representations and warranties of each Seller contained in this Agreement (i) that are qualified as to materiality or Material Adverse Change shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

         13.7 Performance of Covenants. Each Seller shall have performed and complied, in all material respects, with the covenants and provisions of this Agreement required to be performed or complied with by it between the date hereof and the Closing Date.

         13.8 Officer's Certificate. Purchaser shall have received a certificate from each Seller to the effect set forth in Sections 13.6 and 13.7 hereof, dated the Closing Date, signed by a duly authorized officer of such Seller.

         13.9 Working Capital. The amount of cash in the bank accounts being transferred to Purchaser by Sellers shall include the Working Capital Amount as set forth in the Working Capital Statement.

14. Conditions to Obligations of Sellers. In addition to the obligations contained in Section 12, the obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

         14.1 Resolutions. Seller shall have received true and complete copies of resolutions duly and validly adopted by the Board of Directors of each Purchaser Party evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, accompanied by a certificate of the Secretary or Assistant Secretary of such Purchaser Party, dated as of the Closing Date, stating that such resolutions were duly adopted and are in full force and effect.

         14.2 Purchaser Parties' Deliveries. Purchaser shall have provided to Sellers the items specified in Section 9.3 herein.

         14.3 Material Adverse Change. There shall have been no Material Adverse Change of any Purchaser Party between December 31, 2001 and the Closing Date.

         14.4 Representations and Warranties of Purchaser Parties. All representations and warranties of each Purchaser Party contained in this Agreement (i) that are qualified as to materiality or Material Adverse Change shall be true and correct in all respects, and (ii) that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date.

         14.5 Performance of Covenants. Each Purchaser Party shall have performed and complied in all material respects with the covenants and provisions in this Agreement required herein to be performed or complied with by it between the date hereof and the Closing Date.

         14.6 Officer's Certificate. Sellers shall have received a certificate from each Purchaser Party to the effect set forth in Sections 14.4 and 14.5 hereof, dated the Closing Date, signed by a duly authorized officer of such Purchaser Party.

15. Termination.

         15.1 Termination. This Agreement may be terminated (by delivery of written notice) at any time prior to the Closing Date only as follows:

                  15.1.1 by written agreement of Sellers and Purchaser Parties at any time;

                  15.1.2 by Purchaser Parties or by Sellers in the event that any Governmental Authority shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided that the terminating party has not instigated or been instrumental in instigating the action in which any such Order is issued;

                  15.1.3 by either Sellers or Purchaser Parties by written notice given to the other at any time after May 31, 2002 if, through no fault of the party seeking termination, the Closing shall not have occurred;

         15.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 15.1, this Agreement shall forthwith be cancelled and rendered null and void in its entirety without further Liability or obligation of any party to another party, except that (a) if this Agreement terminates as a result of any Seller's failure to satisfy a condition necessary for Closing, or if any Seller otherwise refuses to complete this transaction, Sellers shall reimburse Purchaser for its reasonable out of pocket expenses incurred to the date of termination and (b) if this Agreement terminates as a result of any Purchaser Party's failure to satisfy a condition necessary for Closing, or if either Purchaser Party otherwise refuses to complete this transaction, Purchaser Parties shall reimburse Sellers for their reasonable out of pocket expenses incurred to the date of termination; provided, however, any termination pursuant to Section 15.1. shall not be deemed a waiver of any rights or remedies otherwise available under this Agreement, by operation of law or otherwise and shall not relieve a breaching party (whether or not it is the terminating party) from any Liability to the other party hereto arising from or related to such breach.

16. Indemnification.

         16.1 Sellers agrees to jointly and severally indemnify and hold each Purchaser Party and its respective officers, directors, employees, agents and advisors (collectively, the "Purchaser Party Indemnified Parties") harmless from and against any and all Liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from:

                  16.1.1 any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of any Seller under the terms of this Agreement;

                  16.1.2 the Retained Liabilities;

                  16.1.3 all Legal Proceedings and other actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing; and

                  16.1.4 any Transfer Taxes that are the responsibility of Sellers pursuant to Section 18.3

         16.2 Purchaser agrees to indemnify and hold each Seller, and its respective officers, directors, employees, agents and advisors (collectively, the "Seller Indemnified Parties") harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from:

                  16.2.1 any misrepresentation, breach of warranty or non-fulfillment of any agreement on the part of any Purchaser Party under the terms of this Agreement;

                  16.2.2 the Assumed Liabilities; and

                  16.2.3 all Legal Proceedings and other actions, suits, proceedings, demands, assessments, judgments, costs, penalties and expenses, including reasonable attorneys' fees, incident to the foregoing.

         16.3 Franklin agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all Losses arising out of, based upon, attributable to or resulting from Franklin's failure to perform its obligation under Section 11.2.6.

         16.4 Neither Purchaser Parties or the Purchaser Party Indemnified Parties, one the one hand, nor Sellers or the Seller Indemnified Parties, on the other hand, shall be entitled to indemnification under this Agreement unless the aggregate amount of Losses incurred by any such party exceeds $50,000 (the "Basket"), whereupon such parties shall be entitled to indemnification under this Agreement for the entire amount of all such Losses, subject to Section 10. Notwithstanding the preceding sentence, the indemnification for Losses relating to (i) Transfer Taxes that are the responsibility of the Sellers, (ii) Retained Liabilities and (iii) Assumed Liabilities shall, in each case, not be subject to the Basket threshold above. The parties acknowledge and agree that the remedies set forth in this Section 16 shall be the sole and exclusive remedies for money damages available to such parties from any Losses arising under or in connection with this Agreement.

17. Procedures for Indemnification. Whenever a claim shall arise for indemnification under Section 16 of this Agreement, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceedings by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten (10) business days prior to the time any response to the asserted claim is required, if possible, and in any event within five (5) business days following receipt of notice thereof. The Indemnified Party's failure to give notice of any claim or Legal Proceeding by a third party shall not constitute a defense (in whole or in part) to any claim for indemnification by the Indemnified Party, except and only to the extent that such failure shall result in any material prejudice to the Indemnifying Party. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may, at its sole cost and expense, assume the defense thereof; provided, however, that the Indemnifying Party shall first have agreed in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of Losses, attributable to such claim or proceeding. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the defense thereof; provided, however, that no settlement shall be made, other than a settlement involving solely money damages, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld; provided, further, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. So long as the Indemnifying Party is in good faith defending such claim or proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent may be withheld in Indemnifying Party's sole discretion. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including settling such claim or litigation.

18.      Tax Matters.

         18.1. Allocation Schedules.

                  18.1.1 Initial Allocation Schedule. Purchaser shall, within 90 days after the Closing Date, prepare and deliver to DCGI, with its consent (which consent shall not be unreasonably withheld), a schedule allocating the Purchase Price (and any other items required to be treated as additional Purchase Price) among Assets in accordance with Section 1060 of the Code and the regulations promulgated thereunder (or any comparable provisions of state or local tax law) or any successor provision. If DCGI raises objections, Purchaser and DCGI will negotiate in good faith to resolve such objections. To the extent that the Purchaser and Sellers agree on a schedule allocating the Purchase Price, Purchaser and Sellers shall report and file all Tax returns (including amended Tax returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall file or cause to be filed any and all forms (including Form 8594), statements and schedules with respect to such allocation, including any amendments to such forms. If and to the extent the parties are unable to agree on such allocation, each shall be free to make its own allocation for tax purposes. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

                  18.1.2 Additional Allocation Schedule. Purchaser shall, within 90 days after making a payment of Additional Consideration under Section 3.2.1 or 3.2.2, prepare and deliver to DCGI, with its consent (which consent shall not be unreasonably withheld), a schedule allocating the Additional Consideration (and any other items required to be treated as additional Purchase Price at the time) among Assets in accordance with
                  Section 1060 of the Code and the regulations promulgated thereunder (or any comparable provisions of state or local tax law) or any successor provision. Notwithstanding the foregoing, a portion of the Additional Consideration will be treated as "imputed interest" to the extent required under the Code and the applicable treasury regulations. If DCGI raises objections, Purchaser and DCGI will negotiate in good faith to resolve such objections. Purchaser and Sellers shall report and file all Tax Returns (including amended Tax returns and claims for refund) consistent with the allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Sellers shall file or cause to be filed any and all forms (including Form 8594), statements and schedules with respect to such allocation, including any amendments to such forms. If and to the extent the parties are unable to agree on such allocation, each shall be free to make its own allocation for tax purposes. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing Date without limitation.

         18.2. Cooperation. Sellers and Purchaser shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such Tax data, prior Tax returns and filings and other information as may be reasonably required for the preparation by Sellers or Purchaser of any Tax returns, elections, consents or certificates required to be prepared and filed by Sellers or Purchaser and any audit or other examination by any taxing authority, or judicial or administrative proceeding relating to liability for Taxes in connection with the transactions contemplated hereby. Sellers and Purchaser will each retain and provide to the other party all records and other information which may be relevant to any such Tax return, audit or examination, proceeding or determination. Without limiting the generality of the foregoing, each of Sellers and Purchaser will retain copies of all Tax returns, supporting work schedules and other records relating to Tax periods or portions thereof ending prior to or on the Closing Date.

         18.3. Transfer Taxes. All applicable sales and transfer Taxes (including Taxes, if any, imposed upon the transfer of personal property) and filing, recording, registration, stamp, documentary and other Taxes and fees ("Transfer Taxes") that are payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions will be paid by Sellers.

19. Miscellaneous.

         19.1 Non-Disclosure. Purchaser Parties and Sellers each agree that neither it, nor any of its affiliates, associates, officers, directors, employees or agents, will disclose in any way to any third party (excluding their attorneys, accountants and other representatives retained to assist in the due diligence) any non-public information whatsoever relating to the transactions contemplated hereby, except as required by law. Purchaser Parties and Sellers each hereby acknowledge that, in view of the nature of the transactions contemplated hereby, any violation of such restriction will result in irreparable injury to the other for which damages will not be an adequate remedy, and therefore acknowledge that if any such restrictions are violated or threatened to be violated, the other party shall be entitled, without limiting its other remedies, to preliminary and injunctive relief. This Section 19 shall supplement and shall not supersede or replace any nondisclosure or confidentiality agreement between or among the parties and/or any of their affiliates. Moreover, except as required by law and except for the press release in a form to be mutually agreed to by the parties, none of the parties will issue a news release or other public announcement concerning this transaction prior to Closing Date, and thereafter will not make any such announcement without the prior approval of the others.

         19.2 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified by hand, the next business day after deposit with a nationally recognized overnight courier service, upon confirmation of facsimile transmission, or five (5) days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party set forth below, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

                  19.2.1 If to any Purchaser Party:

                                    c/o Excelsior Radio Networks, Inc.
                                    450 Park Avenue, Suite 1000


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

                                    New York, NY 10022
                                    Attention:  President
                                    Telecopy No.:  (212) 755-5451

                           with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York 10153
                                    Attention:  Michael E. Lubowitz, Esq.
                                    Telecopy No.: (212) 310-8007

                  19.2.2   If to Sellers:

                                    Dial Communications Group
                                    19 West 44th Street, Suite 1416
                                    New York, New York  10036
                                    Attention:  Jeffrey Gasman
                                    Telecopy No:  (212) 768-9789

                           with a copy to:

                                    Nixon Peabody LLP
                                    990 Stewart Avenue
                                    Garden City, New York  11530
                                    Attention:  Allan H. Cohen, Esq.
                                    Telecopy No:  (516) 832-7555


         19.3 Waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

         19.4 Entire Agreement. Subject to Section 19.1, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement may not be amended except by writing executed by Sellers and Purchaser Parties.

         19.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and, to the extent not prohibited herein, their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer any rights, remedies, obligations or Liabilities on any Person other than the parties hereto and as provided above, and their respective successors and assigns.

         19.6 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to choice of law provisions). Each party (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be


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

instituted exclusively in the state or federal courts located in New York County, New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York (as specified above) in any such suit, action or proceeding. Each party further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon him or it mailed by registered mail to his or its address shall be deemed in every respect effective service of process in any such suit, action or proceeding.

         19.7 Headings. The headings contained in this Agreement are solely for convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         19.8 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement which is manifestly unjust.

         19.9 Fees and Expenses. Except as set forth in Section 15.2, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         19.10 Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument and all of which together shall constitute a single agreement.

         19.11 Assignment. Except as expressly set forth herein, this Agreement and the rights and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties. This Agreement and the rights and obligations hereunder may be assigned to any surviving entity or transferee, as the case may be, of a merger, consolidation or sale of all or substantially all of the assets of or with any party hereto with the prior written consent of the other parties, which consent shall not be unreasonably withheld. In addition, the Purchaser may assign or otherwise transfer all of its rights and obligations hereunder to Newco and any party hereto may assign their rights (but not their obligations) to any third party upon notice to the other parties given 30 days prior to such assignment. No such assignment of obligations shall release the assignor from such obligations, except that the Purchaser shall be released from such obligations in the case of an assignment to Newco.

                            [Signature Page Follows]


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

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by the appropriate officers, hereunder duly authorized on the day and year first written above:

                           PURCHASER:

                           EXCELSIOR RADIO NETWORKS, INC.

                           By:      /s/ Spencer L. Brown
                                    ------------------------------------------
                           Name:    Spencer L. Brown
                                    ------------------------------------------
                           Title:   Vice-President
                                    ------------------------------------------
                           FRANKLIN:

                           FRANKLIN CAPITAL CORPORATION

                           By:      /s/ Stephen L. Brown
                                    ------------------------------------------
                           Name:    Stephen L. Brown
                                    ------------------------------------------
                           Title:   Chairman
                                    ------------------------------------------
                           SELLERS:

                           DIAL COMMUNICATIONS GROUP, INC.

                           By:      /s/ Jeffrey Gasman
                                    ------------------------------------------
                           Name:    Jeff Gasman
                                    ------------------------------------------
                           Title:   President
                                    ------------------------------------------

                           DIAL COMMUNICATIONS GROUP LLC

                           By:      /s/ Jeffrey Gasman
                                    ------------------------------------------
                           Name:    Jeff Gasman
                                    ------------------------------------------
                           Title:   Manager
                                    ------------------------------------------


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